Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Alto Ingredients, Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.001 per share	(1)	Other	7,000,000	$5.15	$36,050,000.00	0.0001381	$4,978.51

Total Offering Amounts:						$36,050,000.00		4,978.51
Total Fee Offsets:								0.00
Net Fee Due:								$4,978.51

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Offering Note(s)

(1)	The Amount Registered represents shares of Alto Ingredients, Inc. common stock, par value $0.001 per share (“Common Stock”) reserved for issuance under the Alto Ingredients, Inc. 2026 Omnibus Incentive Plan (the “Plan”). Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction that results in an increase in the number of outstanding shares of Common Stock. The Proposed Maximum Aggregate Offering Price Per Unit is estimated pursuant to Rules 457(c) and 457(h) of the Securities Act solely for the purpose of calculating the registration fee, based upon the average of the high and low prices of shares of Common Stock quoted on The Nasdaq Capital Market on June 22, 2026.